UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 11, 2007

Date of Report (date of earliest event reported)

SALESFORCE.COM, INC.

(Exact name of Registrant as specified in charter)

Delaware	001-32224	94-3320693
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

The Landmark @ One Market, Suite 300

San Francisco CA 94105

(Address of principal executive offices)

Registrant’s telephone number, including area code: (415) 901-7000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) On January 11, 2007, our Board of Directors approved entering into Change of Control and Retention Agreements with the following executive officers of the company: Messrs. Steve Cakebread, John Freeland, Parker Harris, George Hu, Kenneth Juster, Jim Steele and Frank van Veenendaal. Pursuant to these agreements, in the event that any of these executive officers is terminated without “cause” or resigns for “good reason” within three (3) months prior to or eighteen (18) months after a change of control of the company, he will be entitled to receive the following benefits:

•	A lump sum payment (less applicable withholding taxes) equal to one hundred and fifty percent (150%) of the executive’s annual base salary and target bonus;

•	Continuation of certain of the executive’s employee benefits for a period of up to eighteen (18) months following termination; and

•	Full vesting acceleration of all equity incentive awards held by the executive at the time of termination.

At the same meeting, the Board also approved entering into Change of Control and Retention Agreements with the following two additional executive officers of the company: Messrs. William Dewes and David Schellhase. These agreements contain substantially the same terms and conditions as the agreements described above, but provide for the following benefits in lieu of those described above:

•	A lump sum payment (less applicable withholding taxes) equal to one hundred percent (100%) of the executive’s annual base salary and target bonus;

•	Continuation of certain of the executive’s employee benefits for a period of up to twelve (12) months following termination; and

•	Accelerated vesting of 50% of the unvested portion of all equity incentive awards held by the executive at the time of termination.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 16, 2007	salesforce.com, inc.

/s/ David Schellhase
David Schellhase, Senior Vice President and General Counsel